Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pinnacle Financial Partners, Inc.:
We consent to the use of our reports dated February 19, 2009, with respect to the consolidated balance sheets of Pinnacle Financial Partners, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report covering the December 31, 2008 consolidated financial statements refers to a change in accounting for split dollar life insurance arrangements in 2008 and a change in accounting for uncertainty in income taxes in 2007.
/s/ KPMG
Nashville, Tennessee
May 21, 2009